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                                                                      EXHIBIT 99

NEWS RELEASE                                [LOGO OF BELL ATLANTIC APPEARS HERE]




FOR IMMEDIATE RELEASE                  Contact:
August 3, 1998                         Jim Crosson
                                       212 395-2285
                                       James.E.Crosson@bellatlantic.com



                   Bell Atlantic To Issue Exchangeable Notes


     NEW YORK -- Bell Atlantic Corp. (NYSE:BEL) announced today that it plans to issue in excess of $3 billion in notes exchangeable into ordinary shares of Cable & Wireless Communications plc (CWC). If investors elect to exchange the notes, Bell Atlantic will have the option to settle in cash or by delivery of shares. The notes will have a medium-term maturity, with the exchange price established at a premium to the CWC share price at the time of the offering. Bell Atlantic currently owns 18.5 percent of CWC, or approximately 278 million shares.

     "This issue will help realize some of the substantial value that has been created by our investment in local communications facilities in the United Kingdom, starting with NYNEX CableComms in 1990 and now with CWC," said Frederic
V. Salerno, Bell Atlantic's senior executive vice president and Chief Financial Officer. "We have benefited from our relationship with CWC and, as a continuing shareholder, we remain confident in CWC and its excellent management team. We intend to use the proceeds for purposes that include ongoing business opportunities and the reduction of short-term debt."

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Bell Atlantic News Release, page 2

     Bell Atlantic will coordinate its activities with CWC management. The timing of the issue may be subject to market conditions.

     The securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer for sale of the securities. No application for listing of the securities will be made in the United Kingdom, and the securities may not be offered or sold in the United Kingdom except in circumstances which do not constitute an offer to the public within the meeting of the UK Public Offers of Securities Regulations 1995 and otherwise in compliance with the UK Financial Services Act 1986.

     In connection with the issue, the managers of the offering may over-allot or effect transactions which stabilize the market price of the notes and/or the CWC ordinary shares at levels which might otherwise not prevail. Such stabilization, if commenced, may be discontinued at any time.



     Bell Atlantic -- formed through the merger of Bell Atlantic and NYNEX -- is at the forefront of the new communications and information industry. With more than 41 million telephone access lines and more than 7 million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.


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